RBC FUNDS TRUST

FOURTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS FOURTH AMENDMENT effective as of December [18], 2020, to the Custody Agreement, dated as of December 28, 2009, as amended December 20, 2013, September 24, 2014 and December 1, 2017 (the “Agreement”), is entered into by and between RBC FUNDS TRUST a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit C of the Agreement to add the RBC Small Cap Growth Fund; and

WHEREAS, Article 15.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Exhibit C shall be superseded and replaced in its entirety with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts effective as of the date and year first written above.

RBC FUNDS TRUST	U.S. BANK NATIONAL ASSOCIATION

By:	By:

Name:	Name:

Title:	Title:

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Exhibit C to the Custody Agreement

Fund Names

Separate Series of RBC Funds Trust

Name of Series

Access Capital Community Investment Fund

U.S. Government Money Market Fund

RBC Enterprise Fund

RBC Small Cap Core Fund

RBC SMID Cap Growth Fund

RBC Microcap Value Fund

BlueBay Emerging Market Debt Fund

BlueBay High Bond Fund

RBC Emerging Markets Equity Fund

RBC Emerging Markets Small Cap Equity Fund

RBC Short Duration Fixed Income Fund

RBC Ultra-Short Fixed Income Fund

RBC Small Cap Value Fund

RBC Global Opportunities Fund

RBC International Opportunities Fund

RBC BlueBay Global Bond Fund

RBC Emerging Markets Value Equity Fund

RBC Impact Bond Fund

RBC Small Cap Growth Fund

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